Exhibit 99.1

Feb. 3, 2004

DETROIT EDISON REPORTS 31% DROP IN EARNINGS FOR 2003

     DETROIT — Detroit Edison today reported 2003 earnings of $246 million, a 31 percent drop from 2002 reported earnings of $356 million. Detroit Edison’s 2003 operating earnings were $282 million versus $352 million in 2002.

     Detroit Edison is a wholly-owned subsidiary of DTE Energy (NYSE: DTE). DTE Energy will announce its consolidated corporate 2003 earnings Thursday, Feb. 5.

     Operating revenues for Detroit Edison were down 9 percent from 2002 levels, largely due to reduced cooling demand as a result of mild summer weather and higher Electric Choice sales losses. At year-end 2003, the annualized level of Electric Choice lost sales had reached approximately 9,000 gigawatthours, or 17 percent of territory sales.

     Operating expenses were up in 2003, driven by higher pension and employee benefit costs, storm restoration efforts and uncollectable expenses. Offsetting some of these increases were higher regulatory deferrals for the economic impact of the Electric Choice program and incremental environmental expenditures. Regulatory deferrals recorded pursuant to Michigan electric restructuring legislation totaled $140 million pre-tax ($91 million after-tax) for 2003.

     A reconciliation of reported to operating earnings for 2003 and 2002 is at the end of this news release.

     “It is clear from our 2003 earnings results that Detroit Edison needs significant regulatory action on rates and the Electric Choice program,” said Anthony F. Earley Jr., DTE Energy chairman and CEO.

     Earley explained that Michigan’s Electric Choice program is a significant factor in Detroit Edison’s declining financial performance. He pointed to the Michigan Public Service Commission’s (MPSC) lack of action in addressing the structural problems with the program and its failure to implement the program as was intended by Michigan’s 2000 electric restructuring legislation.

     Michigan’s Electric Choice program is unique in that it is the only state that has opened its market to choice while the utility remains fully regulated. Under the current structure of the program, the MPSC has provided incentive credits and has not authorized transition charges; these policies create misleading pricing signals, which improperly incents customers to participate in the Electric Choice program.

     “To date, the considerable cash costs to implement the Electric Choice program and its associated lost revenue have not been recovered,” Earley said.

     Earley noted that Detroit Edison’s earnings reflect significant regulatory deferrals of costs associated with implementing the restructuring act in 2000. This further points out the need to resolve the structural problems with the Electric Choice program and to increase rates in a timely fashion. Without the ability to defer these costs, Detroit Edison’s 2003 reported earnings would have declined even further, from $246 million to $155 million, a 52 percent decline from 2002.

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     “Until these Electric Choice and rate issues are resolved,” Earley continued, “these regulatory deferrals will continue to grow, negatively impacting cashflows and seriously jeopardizing our ability to adequately maintain our electric system and provide reliable service.

     “Another likely consequence of the Electric Choice program that we are trying to avoid is skyrocketing residential electric rates to pay for the program,” Earley said. “Our residential electric rates at Detroit Edison are actually lower than they were a decade ago. In the last 10 years, our costs to operate and maintain our power plants and distribution system have increased, and pension and healthcare expenses have accelerated dramatically. Despite the fact that our employees have worked aggressively to offset these impacts with cost-reduction initiatives across the company, a rate increase is clearly needed. We are working aggressively at the MPSC and in the Michigan legislature to reshape the Electric Choice program in a manner that is fair to all customers, while allowing for financially healthy Michigan utilities.”

     Looking ahead, Earley predicted that the timing and extent of modifications that are made to the Electric Choice program will be a significant factor in Detroit Edison’s 2004 financial performance.

     Use of Operating Earnings Information — DTE Energy management believes that operating earnings provide a more meaningful representation of the company’s earnings from ongoing operations and uses operating earnings as the primary performance measurement for external communications with analysts and investors. Internally, DTE Energy uses operating earnings to measure performance against budget and to report to the Board of Directors.

     This earnings announcement is also available on the company’s website at www.dteenergy.com on the “Investors” page.

     DTE Energy will conduct a webcast meeting with the investment community at 8:30 a.m. EST Friday, Feb. 6, to discuss fourth quarter and full year 2003 corporate earnings results. Investors, the news media and the public may listen to a live Internet broadcast of the meeting at www.dteenergy.com.

     DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. DTE Energy’s largest operating subsidiaries are Detroit Edison, an electric utility serving 2.1 million customers in Southeastern Michigan, and MichCon, a natural gas utility serving 1.2 million customers in Michigan. Information about DTE Energy is available at www.dteenergy.com.

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     The information contained in this document is as of the date of this news release. DTE Energy and Detroit Edison expressly disclaim any current intention to update any forward-looking statements contained in this document as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “projected” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This news release contains forward-looking statements about Detroit Edison’s financial results and estimates of future prospects, and actual results may differ materially. Factors that may impact forward-looking statements include, but are not limited to, timing and extent of changes in interest rates; access to the capital markets and capital market conditions and other financing efforts which can be affected by credit agency ratings requirements; changes in federal or state tax laws and their interpretations, including the code, regulations, rulings, court proceedings and audits; changes in accounting standards and financial reporting regulations, the level of borrowings; the effects of weather and other natural phenomena on operations and actual sales; economic climate and growth in the geographic areas in which Detroit Edison does business; unplanned outages; the cost of protecting assets against or damage due to terrorism; nuclear regulations and risks associated with nuclear operations; the grant of rate relief by the Michigan Public Service Commission; changes in the cost of fuel and purchased power; insurance; the effects of competition; the implementation of electric customer choice program; the implementation of electric utility restructuring in Michigan; environmental issues, including changes in the climate, and regulations. This news release should also be read in conjunction with the forward-looking statements in DTE Energy’s and Detroit Edison’s 2002 Form 10-K Item 1, and in conjunction with other SEC reports filed by DTE Energy and Detroit Edison.

Members of the Media — For Further Information:

Lorie N. Kessler	Scott Simons
(313) 235-8807	(313) 235-8808

Analysts — For Further Information:

Investor Relations
(313) 235-8030

THE DETROIT EDISON COMPANY
CONSOLIDATED STATEMENT OF OPERATIONS
(PRELIMINARY/ UNAUDITED)

	Year Ended December 31

	2003	2002	% Change

(in Millions)
Operating Revenues	$3,695	$4,054	(9)

Operating Expenses
Fuel and purchased power	939	1,074
Operation and maintenance	1,352	1,271
Depreciation and amortization	473	577
Taxes other than income	257	273

	3,021	3,195

Operating Income	674	859	(22)

Other (Income) and Deductions
Interest expense	284	311
Interest income	(7)	(1)
Other income	(93)	(36)
Other expense	93	51

	277	325

Income Before Income Taxes	397	534
Income Tax Provision	145	178

Income Before Accounting Change	252	356
Cumulative Effect of Accounting Change	(6)	—

Reported Earnings	$246	$356	(31)

Regulatory Deferrals Impact:
Regulatory Deferrals (Net of Income Taxes) (1)	91	34
Reported Earnings Excluding Regulatory Deferrals	$155	$322	(52)
Return on Average Common Equity (2)
Reported Earnings Including Regulatory Deferrals	9.2%	14.2%
Reported Earnings Excluding Regulatory Deferrals	5.8%	12.9%

(1) Regulatory deferrals recorded pursuant to Michigan electric restructuring legislation and related Michigan Public Service Commission Orders. The deferrals include Electric Choice lost margin recovery, Electric Choice implementation costs, environmental compliance costs and other.

(2) Reflects 13-month average common equity and excludes accumulated other comprehensive loss.

THE DETROIT EDISON COMPANY
RECONCILIATION OF REPORTED TO OPERATED EARNINGS
(PRELIMINARY/ UNAUDITED)

	Year Ended December 31

	2003	2002

(in Millions)
Reported Earnings	$246	$356
Less Significant Items Impacting Comparability:
August 2003 blackout costs	16	—
Loss on sale of steam heating business	14	—
Cumulative effect of accounting change — asset retirement obligations	6	—
Intercompany gain	—	(4)

Operating Earnings	$282	$352